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EXHIBIT-22.0

LIST OF SUBSIDIARIES OF THE COMPANY:
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SPM Holdings Corporation

Semiconductor Materials S.A.R.L.

SPM (M) SDN. BHD.

SPM Tape on Reel Industries (M) SDN. BHD

SEMX (UK), Ltd.


CLASSIFIED AS PART OF DISCONTINUED OPERATIONS:
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Polese Company, Inc.

Type III, Inc.

International Semiconductor Products Pte Ltd. (50.1%)